Exhibit 23.2

Consent of Independent Auditors

We consent to the reference to our firm under the caption “Experts” and the use of our report dated February 14, 2014, except for Note 14 as to which the date is August 7, 2014, with respect to the consolidated financial statements of tw telecom inc. appearing in the Current Report (Form 8-K) of Level 3 Communications, Inc., filed with the SEC on August, 7, 2014, incorporated by reference in the Registration Statement (Form S-4) and Prospectus of Level 3 Communications, Inc. for the registration of its 5.375% Senior Notes due 2022.

/s/ Ernst & Young LLP

Denver, Colorado

December 15, 2014